UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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FARADAY FUTURE INTELLIGENT ELECTRIC INC.

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Filed by Faraday Future Intelligent Electric Inc.

Pursuant to Rule 14a-12

of the Securities Exchange Act of 1934

Subject Company: Faraday Future Intelligent Inc.

Commission File No.: 001-39395

The following is the text of a press release issued by Faraday Future Intelligent Electric Inc. (the “Company”) on April 17, 2026:

Faraday Future Announces $45 Million New Financing; Plans to Hold Annual Meeting of Stockholders on May 22 to Seek Approval of Key Proposals Designed to Accelerate EAI Strategy Execution and Protect Stockholder Interests

●	The Company has secured $45 million in new debt financing commitments from an institutional investor. The promissory notes mature in two years after closing and the promissory notes are redeemable following the six month anniversary of closing under certain circumstances in either cash or shares of common stock based on the market price upon such redemption. The Company believes this represents the Company’s lowest-cost financing transaction for stockholders and investors in recent years, and reflects the Company's long-term growth and commitment to protecting the interests of existing stockholders while using raised capital to grow its business in both EAI EVs and EAI robotics including the FX Super One phased delivery.

●	The proposal of nominating core founding members Jerry Wang and Xiao Jiang as directors is intended to support strategic continuity, strengthen closed loop oversight from financing through performance, and reinforce accountability for both investor returns and operating results, further fulfilling the Company’s commitment to protecting the interests of its stockholders.

●	The Company continues to deliver robots with positive product gross margin. As of April 12th, 34 units have been shipped, while targeting cumulative shipments of more than 1,000 units in 2026. As the first U.S. company to deliver both humanoid and bionic robots and to expand into the education market, FF’s first-mover advantage is accelerating into a self-reinforcing “Device-Data-Brain” flywheel effect. The EAI ecosystem strategy is beginning to form a closed loop.

●	The proposed 45% authorized share increase reflects the Company's commitment to executing its strategy and delivering stockholder value. The increase would support future issuance obligations and the 2026 strategic plan, including the global EAI strategy, without any immediate dilution or change to the current outstanding share count.

●	The Company believes that executing its business strategy and driving long-term growth are the primary means of supporting shareholder value and maintaining its listing status. The reverse stock split proposal is intended, among other factors, as a contingency measure to mitigate delisting risk and would be implemented only if the Company’s board of directors determines it is in the best interests of stockholders. The Company will make such determination based on a number of factors, which may include the following principles:

(i)	the closing price of the Company’s common stock is at a level that could trigger a Nasdaq delisting risk due to trading below $0.10; or

(ii)	sufficiently in advance of the expiration of the applicable Nasdaq 180-day compliance period to allow a reasonable implementation period, the Company’s common stock has not regained compliance with the $1.00 minimum bid price requirement, and delisting risk exists.

LOS ANGELES, April 17, 2026 -- Faraday Future Intelligent Electric Inc. (NASDAQ: FFAI) (“Faraday Future,” “FF” or the “Company”), a California-based global Embodied AI (EAI) ecosystem company, today announced that it plans to hold the Annual Meeting of Stockholders (the “Annual Meeting”) on May 22, 2026, to seek approval for proposals aimed at supporting the Company’s Global EAI strategic execution and long-term growth.

The Company’s Board of Directors (the “Board”) urges all stockholders to vote FOR all proposals.

Proposal Highlights:

1.	Directors Election Proposal

The Company is proposing the election of five directors: Jerry Wang, Xiao Jiang, Chad Chen, Kevin Chen, and Lev Peker. If elected, these individuals will serve until the 2027 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified.

Approval of this proposal is intended to support the Company strategic continuity, strengthen closed-loop oversight from financing through performance, enhance internal and external trust and cohesion, and improve the effectiveness and efficiency of EAI ecosystem strategy execution. Through governance optimization measures, the Company is aiming to fulfil its commitment to protecting the interests of its stockholders.

2.	Note Purchase Proposal

The Company is seeking approval from its stockholders, in accordance with Nasdaq Listing Rule 5635(d), for the issuance of Class A Common Stock to holders of promissory notes.

On April 17, 2026, the Company entered into a notes purchase agreement (the “NPA”) for an aggregate amount of $45 million with an institutional investor. The Company believes that the redemption provisions contained in such promissory notes, which provide that such promissory notes are redeemable under certain circumstances in either cash or shares of common stock following the six month anniversary of closing, based on the markup price upon such redemption. The Company believes the structure also demonstrates its commitment to protecting existing stockholders while using raised capital to grow its business.

Approval of the Note Purchase Proposal will provide the Company with critical capital and support the Company’s Global EAI Strategy execution throughout 2026, driving business growth and enhancing stockholder value.

3.	Share Issuance Proposal

Approval of the issuance of Common Stock to the holder of certain shares of our preferred stock and warrants, in accordance with Nasdaq Listing Rule 5635(d).

Approval of the Share Issuance Proposal would help the Company meet its contractual obligations, support future capital raising efforts, and enable mutual reinforcement between its core EAI business and the digital asset ecosystem.

4.	Share Authorization Proposal

The Company is proposing to increase the number of authorized shares of Class A common stock and Class B common stock (collectively, the “Common Stock”) by 140,528,448 shares, from 312,285,439 shares to 452,813,887 shares, and the number of authorized shares of preferred stock (the “Preferred Stock”) by 10,839,269 shares, from 24,087,265 shares to 34,926,534 shares. As a result, the total number of authorized shares of the Company’s Common Stock and Preferred Stock would increase from 336,372,704 shares to 487,740,421 shares.

The Company believes this proposal reflects its commitment to executing its strategy and delivering stockholder value. The Board believes it is desirable for the Company to have a sufficient number of shares of Common Stock available for the satisfaction of its existing obligations to issue shares of Common Stock and possible future financings or acquisition transactions, stock dividends or splits, stock issuances pursuant to employee benefit plans and other proper corporate purposes. In particular, in order to fund its ongoing operations and business plan, including to continue the deliveries of FF EAI Robotics with positive product gross margin and generate revenues in 2026 and to fund the deployment of FF EAI Brain and Data Factory, the Company is evaluating various fundraising efforts to bolster its cash on hand.

Approval of this proposal would not in and of itself result in any immediate issuance of shares, dilution to existing stockholders, or change to the Company’s current outstanding share count.

5.	Reverse Stock Split Proposal

The Company is seeking stockholders approval to effect a reverse stock split of the issued and outstanding shares of Common Stock by a ratio of up to 1-for-150 (the “Reverse Stock Split”), at the specific ratio to be determined in the discretion of the board of directors of the Company and with such action to be effected at such time and date, if at all, as determined by the Board within one year after the conclusion of the Annual Meeting.

The Company remains committed to organically enhancing its value and maintaining its listing status through business development.

Even if this proposal is approved by stockholders, the Board will implement the Reverse Stock Split when the Board determines that the Reverse Stock Split is in the best interest of the Company’s stockholders, which may include reference to the following principles: (i) the closing price of the Company’s common stock is at a level that could trigger a Nasdaq delisting risk due to trading below $0.10; or (ii) sufficiently in advance of the expiration of the applicable Nasdaq 180-day compliance period to allow a reasonable implementation period, the Company’s common stock has not regained compliance with the $1.00 minimum bid price requirement, and delisting risk exists. However, the Board is not required to strictly apply the foregoing standards and shall retain full discretion in making its determination.

If this Reverse Stock Split Proposal is approved and the Board elects to implement the Reverse Stock Split, the ratio and timing of implementation will be ultimately determined by the Board, and the number of outstanding shares of Common Stock will be reduced in proportion to the ratio of the Reverse Stock Split chosen by the Board. The number of authorized shares will remain unchanged.

6.	Incentive Plan Proposal

The Company is proposing stockholders to approve an amendment to the Faraday Future Intelligent Electric Inc. Amended and Restated 2021 Stock Incentive Plan (the “2021 Plan”) in order to increase the number of shares of Class A Common Stock available for issuance under the 2021 Plan by an additional 50,492,075 shares

Approval of the Incentive Plan Proposal will allow the Company to continue offering long-term equity incentives as an alternative to cash compensation to help attract, retain and incentivize key talent in support of the execution of our EAI strategy.

7.	Say-on-Pay Proposal

To approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement;

As an advisory vote, the Say-on-Pay Proposal is not binding. However, the Board values the opinions of the Company’s stockholders, and to the extent that this resolution is not approved by a majority of the votes properly cast, the Board may review and consider the results of this advisory vote in future compensation deliberations.

8.	Say-on-Frequency Proposal

To select, on a non-binding, advisory basis, the frequency of conducting future stockholder advisory votes on named executive officer compensation (which will be either every year, every two years or every three years).

The company believes that providing the stockholders with such advisory vote every three years will allow for a meaningful evaluation of our performance against our compensation practices, targeting long-term value creation rather than short-term results. It would allow the Company adequate time to compile meaningful input from stockholders on the pay practices and respond appropriately.

The Board of Directors recommends a vote for “3 years” for this proposal.

2026 Targets

●	Looking ahead to 2026, FF is focused on deepening strategic execution, aimed at driving continuous growth of business and deliveries. The EAI Robotics division is targeting cumulative shipments of more than 1,000 units by the end of December 2026, while continuing to maintain a positive product gross margin.

●	At the same time, FF remains focused on the phased delivery of the FX Super One. The priority remains the enhancement of overall product competitiveness with stable cash flow as a prerequisite.

●	To further support future growth, FF is advancing the build-out of its EAI Brain and open-source developer platform through joint development initiatives with research labs at leading U.S. universities, while also planning to establish a centralized data training center at its headquarters by the third quarter of 2026. The Company expects to generate software-related revenue beyond device sales within 2026.

●	Through ongoing delivery, ramp-up, and use case expansion, FF intends to keep amplifying its flywheel advantage as the first U.S. company to deliver both humanoid and bionic robots. Our ambition is to replicate in EAI robotics what Tesla built across EVs, data, and Full Self Driving technology. We want to build a self-reinforcing “Device-Data-Brain” cycle, where scaled deployment drives data collection and model training, which feeds the AI brain, which improves product capability, which accelerates sales and deployment, which generates more data, which advances an even smarter AI brain. Through this “Device-Data-Brain” flywheel, we aim to rapidly convert our first-delivery first-mover advantage into a sustainably leading position.

●	Considering EAI Robotics requires considerably less investment than EAI EVs, the Company is building a differentiated growth model intended to support near-term cash flow generation with limited additional investment and long-term ecosystem expansion. On the capital and regulatory front, FF’s objectives for 2026 are focused on restoring market confidence and ensuring long-term stability. This includes working toward regaining compliance with Nasdaq’s minimum bid price requirement within the applicable 180-day compliance period and actively pursuing strategic investments from various global investment institutions, improving financing costs and dilution.

●	In addition, the Company plans to continue strengthening operational fundamentals, enhancing transparency, and monitoring alleged illegal short-selling activity to protect the stockholders.

The Company believes the approval of the proposals will support the Company’s Global EAI Strategy execution throughout 2026.

Additional details regarding the proposals to be voted on at the Annual Meeting can be found in the preliminary proxy statement, which the Company has filed with the Securities and Exchange Commission (the “SEC”) on April 17, 2026. Stockholders are encouraged to read the proxy materials carefully.

Meeting Details

The Annual Meeting is currently scheduled to be held on May 22, 2026, at 9:00 a.m. Pacific Time at www.virtualshareholdermeeting.com/FFAI2026

ABOUT FARADAY FUTURE

Faraday Future is a California-based global intelligent Company founded in 2014 and is dedicated to reshaping the future of mobility through vehicle electrification, intelligent technologies, and AI innovation. Its flagship vehicle, the FF 91, began deliveries in 2023 and reflects the brand’s pursuit of ultra-luxury, cutting-edge technology, and high performance. FF’s second brand, FX, targets the high-volume mainstream vehicle market. Its first model, Super One, is positioned as a first-class EAI-MPV, with deliveries planned to begin in 2026. FF recently announced its entry into the Embodied AI Robotics business with sales beginning this year, connecting its future strategy of bringing a new era of EAI vehicles and EAI robotics. For more information, please visit https://www.ff.com/.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan to,” “can,” “will,” “should,” “future,” “potential,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding FF’s entry into the embodied AI robotics market and future deliveries, involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors that may affect actual results or outcomes include, among others: demand for our robotics products; competition in the robotics industry, which includes companies with far superior experience, funding and name recognition; our reliance on a single OEM for most of our robotics products; our ability to get the planned robotics products to comply with all applicable U.S. rules and regulations; the ability of the robotics OEM to timely supply robotics to the Company; the ability of the Company to adequately insure its robotics products; tariff uncertainty for imported products, particularly from China; the ability of the U.S. Department of Commerce to review, condition, or prohibit robotics-related transactions with a China OEM; demand from automobile dealers for robotics products; the Company’s ability to maintain its listing on Nasdaq; the Company’s ability to timely regain compliance with Nasdaq’s minimum bid requirement; the possibility of the Company’s common stock being suspended from trading on Nasdaq if its closing price is $0.10 or less for 10 consecutive trading days; the availability of sufficient share capital to execute on its strategy, which the Company currently lacks; the agreement of stockholders to substantially increase the Company’s share capital, which could result in substantial additional dilution; the Company's ability to homologate FX vehicles for sale; the Company’s ability to secure the necessary funding to execute on the FX strategy, which will be substantial; the Company’s ability to secure an occupancy certificate for its Hanford facility; the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations; the Company's ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and robots and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and robots and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to cover future warranty claims; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company's control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company's operations in China; the success of the Company's remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company's ability to develop and protect its technologies; the Company's ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2025 filed with the SEC on March 31, 2026; and other documents filed by the Company from time to time with the SEC.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in connection with the proposals to be submitted to FF stockholders at its Annual Meeting, among other proposals, approval to the Director Election Proposal, Note Purchase Proposal, Share Issuance Proposal, Share Authorization Proposal, Reverse Stock Split Proposal, Incentive Plan Proposal, Say-on-Pay Proposal, and Say-on-Frequency Proposal. In connection with the proposals, the Company filed a preliminary proxy statement with the SEC on April 17, 2026 (the “Proxy Statement”), in connection with the Company’s solicitation of proxies for the vote by the Company’s stockholders with respect to Director Election Proposal, Note Purchase Proposal, Share Authorization Proposal, Reverse Stock Split Proposal, Incentive Plan Proposal, Say-on-Pay Proposal, Say-on-Frequency Proposal, and other matters described therein. The definitive proxy statement is expected to be mailed to the Company’s stockholders on or around April 28, 2026. The Proxy Statement includes information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies in connection with the Director Election Proposal, Note Purchase Proposal, Share Issuance Proposal, Share Authorization Proposal, Reverse Stock Split Proposal, ESOP Proposal, Say-on-Pay Proposal, and Say-on-Frequency Proposal. Before making any voting decision, investors and security holders of the Company are urged to read the Proxy Statement and all other relevant documents filed or that will be filed with the SEC in connection therewith as they become available because they contain important information about these proposals.

Investors and security holders can obtain free copies of the Proxy Statement and all other relevant documents the Company has filed or will file with the SEC through the website maintained by the SEC at www.sec.gov. In addition, the documents filed by the Company may be obtained free of charge from the Company’s website at https://www.ff.com/ or by written request to Faraday Future Intelligent Electric at 1990 E Grand Ave, El Segundo, CA 90245.

Participants in the Solicitation

Certain representatives of FF Global Partners Investment LLC (“FFGP”), formerly FF Top Holding LLC (“FF Top”), and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), may be deemed to be participants in the solicitation of proxies from FF’s stockholders in connection with the Share Authorization Proposal and other matters described in the Proxy Statement. Investors may obtain additional information regarding the interest of FF and its directors and executive officers by reading the Proxy Statement relating to the special meeting. You may obtain free copies of these documents as described in the preceding paragraph.

Certain representatives of FFGP, and its indirect parent entity FF Global Partners, LLC (“FF Global”), including, without limitation, Weiwei Zhao (collectively, the “FF Top Representatives”), are additional participants in the solicitation of proxies in connection with the Share Authorization Proposal, and other matters as described in the Proxy Statement. Information regarding the direct and indirect interests in the Company, by security holdings or otherwise, of FF Global, FF Top and the FF Top Representatives will be included in the definitive proxy statement on Schedule 14A for the Annual Meeting.

No Offer or Solicitation of Securities

This communication shall not constitute an offer to sell or a solicitation of an offer to buy any securities of FF, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

CONTACTS:

Investors (English): ir@ff.com

Investors (Chinese): cn-ir@ff.com

Media: john.schilling@ff.com